Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Knology Inc. (the “Company”) of our report dated March 29, 2004 relating to the consolidated financial statements of Knology, Inc. and Subsidiaries as of December 31, 2003 and 2002 and for the two years in the period ended December 31, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in its method of accounting for stock-based compensation to conform with Statement of Financial Accounting Standards No. 123, the Company’s change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, and, the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and to the references to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

July 21, 2004